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                                                                    EXHIBIT 10.4

                                 AMENDMENT NO. 1
                                       TO
              NOVIENT, INC. (FORMERLY INFOWAVE TECHNOLOGIES, INC.)
                             1997 STOCK OPTION PLAN

         The Novient, Inc. (formerly Infowave Technologies, Inc.) 1997 Stock Option Plan (the "Plan") is hereby amended as follows:

         1. Amendment Regarding Stock Grants. The Plan is hereby amended by inserting the following as a new Section 2.5 immediately following Section 2.4:

                  2.5 TERMS AND CONDITIONS OF STOCK AWARDS. The Committee may, in its sole discretion, grant awards of Stock ("Stock Awards") to Participants who are eligible to receive Options pursuant to Section 2.4 hereof. Shares awarded pursuant to Stock Awards may be subject to such restrictions as determined by the Committee for periods of time determined by the Committee ("Restricted Stock Awards"), or may be granted without vesting requirements or other restrictions. As a condition of the grant of a Stock Award, the Committee may require a cash payment from a recipient of a Stock Award in an amount no greater than the aggregate Fair Market Value of the shares subject to such Stock Award as of the date of grant, or the Committee may grant a Stock Award without the requirement of a cash payment. In the event that the Committee requires a cash payment for a Stock Award, the Committee shall have discretion to determine the permissible method(s) of payment.

                  Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement, which shall set forth the applicable restrictions and vesting requirements, if any. Unless the applicable Restricted Stock Agreement provides otherwise, holders of Restricted Stock Awards shall be entitled to vote and receive dividends during the periods of restriction to the same extent as holders of unrestricted Stock Awards. The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the shares awarded to pursuant to a Restricted Stock Award.

                  All provisions of Sections 1, 2 and 6 of this Plan which may reasonably be interpreted to apply to Stock Awards shall apply to and govern the grant of Stock Awards under this Plan, notwithstanding the use of the term "Options" and the omission of the term "Stock Awards" in those provisions.


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         2.       Amendment Regarding Number of Authorized Shares. Section 2.1
of the Plan is hereby amended by deleting the first sentence thereof in its entirety and substituting the following new sentence therefor:

                  Subject to adjustment in accordance with Section 6.2, 5,000,000 shares of Stock (the "Maximum Plan Shares") are hereby reserved and subject to issuance under the Plan.

         3. Effective Date. The effective date of this Amendment shall be February 16, 2000.

         4.       Miscellaneous.

                  (a) Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

                  (b) Except as specifically amended hereby, the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Novient, Inc. (formerly Infowave Technologies, Inc.) 1997 Stock Incentive Plan to be executed as of the Effective Date.

                                    NOVIENT, INC.


                                    By: /s/ Mark E. Kopcha
                                       -----------------------------------------
                                    Name: Mark E. Kopcha
                                         ---------------------------------------
                                    Title: Chief Executive Officer
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Attest:


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